For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports Third Quarter 2011 Results

 2012 Outlook Improves Driven by 3rd Qtr Contract Awards, Wireless Sales Pipeline Growth, and the Implementation of Federal Security Mandates

WASHINGTON, November 14, 2011 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and cybersecurity solutions, today announced financial results for the three months ending September 30, 2011.

Third Quarter 2011 Highlights
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Net revenue for the quarter ended September 30, 2011 increased 7.2% sequentially to $10.7 million from $10.0 million at June 30, 2011 driven by growth in our IT Consulting Services and Products segment that increased sequentially 92.4% to $2.9 million from $1.5 million in the second quarter of 2011.  Separately we anticipate our Wireless Management and Cybersecurity segments will witness revenue expansion in 2012 as a result of growth in our sales opportunities pipeline along with recent contract awards and the implementation of federal security mandates that have expanded the required use of approved credentialing services.

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Gross margin decreased quarterly on a sequential basis, to 24% compared to 27% in the second quarter 2011 as a result of revenue mix among our three business segments.  We anticipate our gross margins will increase as our Cybersecurity segment expands as a percentage of our total revenues.

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Net income for the quarter was approximately flat at $218,000 when compared sequentially to net income of $214,000 in the second quarter of 2011 as a result of improvements in the alignment of our general and administrative costs in respect to our current revenue run rate.

Steve Komar, CEO, WidePoint, commented, “WidePoint maintained profitability in the third quarter, despite the lingering short-term hurdles that impacted our business through August of 2011. The timing of contracted new Revenue opportunities, primarily due to the political gridlock in the Nation’s Capitol, negatively impacted our revenue growth during this time. We did see a number of contracts awarded in late September, including extended commitments with the Department of the Navy, Department of Homeland Security, and new work with the Veterans Administration; but for the most part, it was too late for the revenue to be recognized in the third quarter. We continue to believe our fourth quarter will be better than the third, and the second half of this year will be better than the first half, and we are increasingly confident that we are strategically well-positioned for an acceleration of Revenue and Earnings growth in 2012 and beyond”

James McCubbin, WidePoint CFO added, “We expect to see unit growth in our Wireless Management business in the fourth quarter of 2011 as we continue to add new clients to our current customer roster and commence work on contract awards made in the third quarter, including two additional Federal contracts and three municipality awards. We also expect the Cybersecurity segment to demonstrate accelerating revenue growth in the future as various federal agency mandates from OMB 11.11 and the Federal Cloud Computing Initiative continue to be implemented. In fact, some platforms like the Defense Security Service’s JPAS system will now require approved digital certificates for access. We have significant initiatives and RFPs in our pipeline, and we have contracts that have been awarded recently that we are enthusiastic to implement. However, based on the delays we have experienced year-to-date, we remain cautious about the remainder of 2011 with our 2012 outlook improving.”

Mr. Komar continued, “We remain committed to growing both revenue and earnings during coming quarters, notwithstanding some of the short-term risks associated with governmental budgeting impasses and spending cuts. With significant mission-critical, cost-reducing initiatives in both our Wireless Management and Cybersecurity segments that serve as catalysts for expansion in our Federal, State, and commercial markets; we should be on a trajectory to maximize incremental, higher margin revenue growth going forward in 2012. Governments of all jurisdictions around the world are looking for ways to better secure systems and infrastructures while simultaneously reducing costs, and these goals align perfectly with the strong points of our differentiated offerings.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Monday, November 14, 2011. Anyone interested in participating should call 1-877-941-4774 if calling within the United States or 1-480-629-9760 if calling internationally. There will be a playback available until November 21, 2011. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4484487 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=00008F0A.

About WidePoint

WidePoint is a specialist in providing wireless mobility management and CyberSecurity Solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, Protexx Technology Corporation, Advanced Response Concepts Corporation, and WidePoint IL, Inc. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,998,041	$5,816,303
Accounts receivable	4,472,654	7,794,913
Unbilled accounts receivable	1,920,010	3,059,665
Prepaid expenses and other assets	422,606	473,320
Current deferred income tax asset	468,200	412,801
Total current assets	13,281,511	17,557,002
Property and equipment, net	1,306,780	1,241,510
Goodwill	11,329,917	11,329,917
Other Intangibles, net	1,038,621	1,104,551
Noncurrent deferred income tax asset	3,116,705	3,116,705
Other assets	55,170	46,455
Total assets	$30,128,704	$34,396,140

Liabilities and stockholders’ equity
Current liabilities:
Short term note payable	$25,947	$94,809
Accounts payable	4,936,599	7,725,727
Accrued expenses	1,679,770	2,643,613
Income taxes payable	-	143,450
Deferred revenue	26,994	294,541
Current portion of long-term debt	210,518	572,943
Current portion of deferred rent	33,457	20,835
Current portion of capital lease obligation	32,485	44,724
Total current liabilities	6,945,770	11,540,642
Long-term debt, net of current portion	502,763	564,490
Fair value of earnout liability	153,000	153,000
Deferred rent, net of current portion	74,706	98,702
Capital lease obligation, net of current portion	-	22,908
Total liabilities	$7,676,239	$12,379,742

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 62,930,873 and 62,690,873 shares issued and outstanding, respectively	62,931	62,691
Additional paid-in capital	69,075,170	68,754,353
Accumulated deficit	(46,685,636)	(46,800,646)
Total stockholders’ equity	22,452,465	22,016,398

Total liabilities and stockholders’ equity	$30,128,704	$34,396,140

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Revenues, net	$10,681,817	$13,757,098	$31,176,820	$37,372,274
Cost of sales (including amortization and depreciation of $155,630, $201,375, $510,431, and $670,937, respectively)	8,115,658	9,824,729	24,066,355	27,985,311

Gross profit	2,566,159	3,932,369	7,110,465	9,386,963

Sales and marketing	362,654	463,846	1,177,937	1,294,849
General and administrative (including shared-based compensation expense of $69,920, $30,007, $109,857, and $86,752, respectively)	1,885,001	2,240,189	5,628,952	5,954,721
Depreciation expense	48,536	50,857	154,907	149,334

Income from operations	269,968	1,177,477	148,669	1,988,059

Interest income	2,718	2,128	9,391	10,973
Interest expense	(14,949)	(18,418)	(54,808)	(68,588)
Other (expense) income	(944)	-	199	-

Net income before income tax expense	$256,793	$1,161,187	$103,451	$1,930,444
Income tax expense (benefit)	38,854	45,695	(11,559)	162,972

Net income	$217,939	$1,115,492	$115,010	$1,767,472

Basic weighted average shares outstanding	62,930,873	61,375,698	62,882,100	61,375,456
Basic earnings per share	$0.003	$0.018	$0.002	$0.029

Diluted weighted average shares outstanding	63,968,039	63,170,833	64,230,693	63,155,043

Diluted earnings per share	$0.003	$0.018	$0.002	$0.028

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